Exhibit 5.1

July 24, 2020

Matter No.: 831746

Doc Ref: Doc#106200900

(852) 2842 9556

Christopher.bickley@conyers.com

Meten EdtechX Education Group Ltd.

c/o Meten International Education Group

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

Dear Sirs,

Meten EdtechX Education Group Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form F-1 as amended filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of (i) 51,025,947 ordinary shares, par value US$0.0001 each of the Company (the “Ordinary Shares”), (ii) 6,260,000 warrants (“Warrants”) entitling the holder to purchase one Ordinary Share at a price of US$11.50 per Ordinary Share, and (iii) 250,000 units (“Units” and together with the Ordinary Shares and the Warrants, the “Equity Securities”) consisting of one Ordinary Share and one Warrant (the “Offering”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed (1) the memorandum and articles of association of the Company adopted on 5 March, 2020 (the “M&A”), (2) the unanimous written resolutions of the directors of the Company passed on 5 March, 2020 and 22 July, 2020 (together, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 30 June, 2020 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions have been passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that the M&A are effective, (f) that the form and terms of any and all Equity Securities, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands, (g) that the applicable agreement creating the Warrants and the Units and any supplement thereto and any other agreement or other document relating to any Warrant or Unit will be valid and binding in accordance with its terms pursuant to its governing law, (h) that the issuance and sale of and payment for the Equity Securities will be in accordance with the applicable agreement creating the Warrants and Units duly approved by the Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) (i) that, upon the issue of any Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof with respect to any Ordinary Share, (j) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Equity Securities, and the due execution and delivery thereof by each party thereto, (k) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (l) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

The obligations of the Company in connection with any Equity Security (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

2

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	When issued and paid for as contemplated by the Registration Statement and registered in the register of members of the Company, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Upon the due issuance of the Warrants and/or Units, and payment of the consideration therefor, such Warrants and Units will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

3